Exhibit 15.1

November 12, 2004

Board of Directors and Stockholders

Party City Corporation
Rockaway, New Jersey

      We have made a review, in accordance with standards established by the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Party City Corporation and Subsidiary for the quarter ended October 2, 2004 and September 27, 2003, as indicated in our report dated November 3, 2004; because we did not perform an audit, we expressed no opinion on that information.

      We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 2, 2004, is incorporated by reference in Registration Statement Nos. 333-75078, 333-65632 and 333-19473 on Form S-8 of Party City Corporation.

      We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

New York, New York